NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:

Investor Relations	Trade Relations
Tim McCauley	Brian Wolfenden
203-769-8054	603-594-8585, ext. 3435
tmccauley@presstek.com	bwolfenden@presstek.com

Presstek Announces New Revolving Credit Facility

and Sale of its Lasertel Subsidiary

Greenwich, CT – March 8, 2010 – Presstek, Inc. (NASDAQ: PRST), a leading manufacturer and marketer of digital offset printing business solutions, today announced it has entered into a new $25 million revolving credit facility with PNC Bank, N.A. and concurrently completed the sale of its subsidiary, Lasertel, Inc. to SELEX Galileo Inc. (“SELEX”).

Credit Facility:

The new facility with PNC Bank is a three-year revolving credit facility which allows Presstek to borrow against certain assets of the Company up to a maximum of $25 million. Under the credit facility the Company has the option of selecting an interest rate of either the then applicable London Inter-Bank Offer Rate (minimum of 1%) plus 3.5% or the Prime Rate plus 2.5%. In connection with the closing of the PNC facility the Company repaid all outstanding amounts under its previously existing $25 million credit facility.

“We are very pleased to establish this relationship with PNC Bank. We feel their commitment to Presstek reaffirms our strategy and is testimony to the confidence they have in our ability to execute our initiatives,” said Jeff Jacobson, Presstek’s Chairman, President and Chief Executive Officer. “With the new credit facility in place, we believe that we have sufficient capital to meet our current financing requirements and fuel our future growth.”

Lasertel Sale:

Presstek completed the sale of Lasertel to SELEX on March 5, 2010 for approximately $10 million, comprised of $8 million in cash and $2 million of laser diode inventory for Presstek’s future product requirements. The Company expects to recognize a gain on the sale of Lasertel within discontinued

10 Glenville Street, 3rd Floor, Greenwich, CT 06831 USA

Tel: 203.769.8056 Fax: 203.769.8099

www.presstek.com

operations of approximately $0.5 million, subject to final adjustments. The net cash proceeds have been used to pay down debt. As part of the transaction, Presstek has entered into a two-year laser diode supply agreement. SELEX also will assume the current lease on the Lasertel property in Tucson, AZ.

“The sale to SELEX places Lasertel into a large organization whose core business is closely aligned with Lasertel’s mission,” commented Jacobson. “At the same time, it allows Presstek to focus on our core business. While selling Lasertel has been a key objective during the past year, we needed to ensure that we received an appropriate value for Lasertel. We are pleased that we are able to accomplish that objective with this sale.”

“Today we have announced the completion of two critical milestones in driving Presstek forward. The closings of the Lasertel sale and the new credit facility represent major steps toward clearing the way for Presstek to fulfill its strategic goals,” added Jacobson. “These types of activities can take an enormous amount of time and effort to complete. We look forward to the opportunity to increase, even more, our focus on driving our strategy and delivering our message to the market.”

About SELEX Galileo Inc.

SELEX Galileo Inc. is headquartered in Arlington, VA, and has locations in Huntsville, AL; Stennis, MS; Fort Walton Beach, FL and Norcross, GA, among other locations. It is wholly owned by SELEX Galileo Limited.

About Lasertel

Lasertel, Inc., headquartered in Tucson, AZ, uses state-of-the-art equipment and patented processes to deliver standard and custom laser diode solutions to meet the requirements of demanding applications for a variety of industries.

About Presstek

Presstek, Inc. is the leading manufacturer and marketer of high tech digital imaging solutions to the graphic arts and laser imaging markets. Presstek’s patented DI®, CTP and plate products provide a streamlined workflow in a chemistry-free environment, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easier for printers to cost effectively meet increasing customer demand for high-quality, shorter print runs and faster turnaround while providing improved profit margins. For more information visit www.presstek.com or call 603-595-7000 or email: info@presstek.com.

10 Glenville Street, 3rd Floor, Greenwich, CT 06831 USA

Tel: 203.769.8056 Fax: 203.769.8099

www.presstek.com

“Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements contained in this News Release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s belief that it has sufficient capital, and the amount of gain realized on the sale of Lasertel.  Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to: the ability of the company to achieve its financial performance objectives and satisfy its capital needs from existing sources, the final accounting reconciliation for the sale of Lasertel, and other risks and uncertainties detailed in the company's 2008 Annual Report on Form 10-K and the company's other reports on file with the Securities and Exchange Commission.  The words "looking forward," "looking ahead," "believe(s)," "should," "may," "expect(s)," "anticipate(s)," "project(s)," "likely," "opportunity," expressions of optimism concerning future events or results, and similar expressions, among others, identify forward-looking statements.   Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.  The Company undertakes no obligation to update any forward-looking statements contained in this news release.

DI is a registered trademark of Presstek, Inc.

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10 Glenville Street, 3rd Floor, Greenwich, CT 06831 USA

Tel: 203.769.8056 Fax: 203.769.8099

www.presstek.com